EXHIBIT 3.1.11

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                  TEMPCO, INC.

         Pursuant to Section 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned corporation, Tempco, Inc., a Nevada corporation, submits the following Certificate of Amendment for filing:

1. The name of the corporation is Tempco, Inc.

2. A new Article SIXTEENTH shall to be added to the Company's Articles of Incorporation as follows:

         SIXTEENTH. A share dividend, division or combination of the corporation's capital stock may be effected by action of the Board of Directors alone, without the approval of the shareholders. In effecting a division or combination of the capital stock, the Board of Directors may amend these Articles to increase or decrease the par value of shares of capital stock, increase or decrease the number of authorized shares of capital stock, and make any other change necessary to assure that the rights or preferences of the holders of all outstanding shares of any class or series will not be adversely affected by the division or combination. For purposes of this Article SIXTEENTH, an increase or decrease in the relative voting rights of the shares of capital stock that are the subject of the division or combination that arises solely from the increase or decrease in the number of shares outstanding is not an adverse effect on the outstanding shares of any class or series, including any increase in the percentage of authorized shares remaining unissued arising solely from the elimination of fractional shares. The Board of Directors may adopt a procedure whereunder the fractional shares that result from action taken pursuant to this Article SIXTEENTH are eliminated and the holders thereof compensated in a manner that complies with applicable law and that the Board of Directors finds to be fair to such holders.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 51.5%

         IN WITNESS WHEREOF, Tempco, Inc., a Nevada corporation, has caused this Certificate of Amendment to be signed in its name and on its behalf, on this 30th day of September, 2009.

                                        TEMPCO, INC., a Nevada corporation


                                        /s/ Stanley L. Schloz
                                        ---------------------
                                        Stanley L. Schloz, President